[logo]                                                              NEWS RELEASE

                        Valassis Announces 2008 Guidance
                        --------------------------------
                     Expects Adjusted EBITDA* Growth in 2008

    LIVONIA, Mich., Dec. 18 /PRNewswire-FirstCall/ -- Valassis (NYSE: VCI) today provided financial guidance for 2008, expecting increased adjusted EBITDA* of between $260 and $280 million compared to 2007 guidance. The company expects low-to mid-single digit pro forma revenue growth, most of which is expected to come in the second half of 2008. In 2008, capital expenditures are planned to be $35 million, resulting in expected adjusted cash earnings per share (EPS)* of between $2.14 and $2.39.

    "The ADVO, Inc. integration cost synergies have exceeded our 2007 targets and our shared mail optimization efforts have improved margins," said Alan F. Schultz, Valassis Chairman, President and CEO. "We expect to continue driving cost synergies and optimization in the first half of 2008. In the second half of 2008, we will transition our focus to revenue synergies. This is expected to set the stage for long-term revenue and earnings growth."

    Positives and negatives impacting projected 2008 Adjusted EBITDA*:

      (+)   Expected organic growth;
      (+)   Management expects cost synergies to increase to $36 million in
            2008;
      (+)   Consolidation of January and February ADVO results;
      (+)   Business optimization improving Direct Mail package profit;
      (-)   Increased paper costs;
      (-)   Increased selling, general and administrative costs;
      (-)   Decreased Free-standing Insert (FSI) margin from price pressure; and
      (-)   Reduction in profit associated with the elimination of the Detached
            Address Label (DAL).

    Debt Repayment:
    To date in 2007, Valassis has made $78 million in repayments on the Term Loan B portion of our Senior Secured Credit Facility. The holders of our Senior Convertible Notes due 2033 have the ability to put their notes to the company in May 2008. The company expects to finance the purchase of these notes, if applicable, using the $160 million Delayed Draw Term Loan (DDTL) portion of our Senior Secured Credit Facility. This may result in an approximate $15 million recapture tax payment during 2008.

    In 2008 the company expects approximately $7.1 million in mandatory debt repayments. The company expects to use excess cash to, among other things, make voluntary debt repayments.

    Non-GAAP Financial Measures:
    *We define adjusted EBITDA as earnings before interest and other expenses, income taxes, depreciation, amortization, stock-based compensation expense associated with SFAS No. 123R and amortization of a customer contract incentive. We define adjusted cash EPS as net earnings plus depreciation, amortization, stock-based compensation expense associated with SFAS No. 123R and amortization of a customer contract incentive, less capital expenditures, divided by weighted shares outstanding. Adjusted EBITDA and adjusted cash EPS are non-GAAP financial measures commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies. Accordingly, management believes that adjusted EBITDA and adjusted cash EPS may be useful in assessing our operating performance and our ability to meet our debt service requirements. In addition, adjusted EBITDA is used by management to determine our operating performance and, along with other data, as internal measures for setting annual operating budgets, assessing financial performance of numerous business segments and as a measurement component of incentive compensation. However, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, operating income, cash flow or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

    -- adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;
    -- although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;
    -- adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
    -- adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
    -- adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;
    -- adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;
    -- management believes adjusted cash EPS is a better measure of the performance of the business than reported GAAP EPS. The primary reason for this is because depreciation and amortization charged against earnings to calculate GAAP EPS are in excess of capital expenditures by approximately $39.6 million in 2008; and
    -- other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as a comparative measure correspondingly decreases.

    There are material limitations to using measures such as adjusted EBITDA and adjusted cash EPS, including the difficulty associated with using them as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company's net income or loss. In addition, our calculations of adjusted EBITDA and adjusted cash EPS may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as gross margin, operating income, net income, and cash flow from operating activities.

    Because of these limitations, adjusted EBITDA and adjusted cash EPS should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures only supplementally. Further important information regarding operating results and reconciliations of these non-GAAP financial measures to the most comparable GAAP measures can be found below.

Projected Adjusted Cash EPS Calculation*:

--------------------------------------------------------------------------------
                                                Low End             High End
                      Plan                  ($ in millions)     ($ in millions)
--------------------------------------------------------------------------------
Net Earnings                               $           53.5    $           65.9
--------------------------------------------------------------------------------
Add back non-cash items:
     Depreciation                                      65.0                65.0
     Amortization                                       9.6                 9.6
     FAS123r expense                                    7.7                 7.7
     Contract incentive amortization                    2.4                 2.4

Less:
     Capital Expenditures                             (35.0)              (35.0)
--------------------------------------------------------------------------------
Adjusted Cash Flow*                        $          103.2    $          115.6
--------------------------------------------------------------------------------
Weighted Shares Outstanding                          48,331              48,331
--------------------------------------------------------------------------------
Adjusted Cash EPS*                         $           2.14    $           2.39
--------------------------------------------------------------------------------

* Does not include the approximate $15 million recapture tax mentioned above because it is a one-time only charge.

Projected Adjusted EBITDA Calculation*:

--------------------------------------------------------------------------------
                                                Low End             High End
                      Plan                  ($ in millions)     ($ in millions)
--------------------------------------------------------------------------------
Net earnings                               $           53.5   $           65.9
--------------------------------------------------------------------------------
Add back:
     Interest and other, net                           89.1               89.1
     Income taxes                                      32.7               40.3
     Depreciation and Amortization                     74.6               74.6
EBITDA                                     $          249.9   $          269.9

Add back:
     FAS123r expense                                    7.7                7.7
     Contract incentive amortization                    2.4                2.4
--------------------------------------------------------------------------------
Adjusted EBITDA*                           $          260.0   $          280.0
--------------------------------------------------------------------------------

    Conference Call Information
    Valassis will hold an investor call today to discuss its 2008 guidance at 2 p.m. (EST). The call-in number is (800) 257-7063. The call will simulcast on Valassis' Web site, at http://www.valassis.com, and replay through Dec. 31, 2007 at (800) 405-2236, pass code 11104733. This release and the webcast will be archived on Valassis' Web site under "Investor."

    About Valassis
    Valassis is the nation's leading marketing services company, offering unique and diverse media platforms with the most comprehensive product and client portfolio in the industry. Valassis offers products and services including shared mail; solo mail; newspaper-delivered promotions such as inserts, sampling, polybags and on-page advertisements; in-store marketing; direct-to-door advertising and sampling; Internet-delivered marketing; loyalty marketing software; coupon and promotion clearing; promotion planning; and analytic services. The company's expansive product portfolio reaches over 100 million households each week. Valassis has relationships with more than 15,000 advertisers worldwide in various industries. Headquartered in Livonia, Michigan with approximately 7,000 associates in 29 states and nine countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its Have You Seen Me?(R) missing child program. Valassis companies include ADVO, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For additional information, visit the company Web site at http://www.valassis.com.

    Safe Harbor and Forward-Looking Statements
    Certain statements found in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from the Company's existing competitors; new competitors in any of the Company's businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in the Company's paper or postal costs; changes which affect the businesses of the Company's customers and lead to reduced sales promotion spending; challenges and costs of achieving synergies and cost savings in connection with the ADVO acquisition and integrating ADVO's operations may be greater than expected; the Company's substantial indebtedness, and its ability to incur additional indebtedness, may affect the Company's financial health; certain covenants in the Company's debt documents could adversely restrict the Company's financial and operating flexibility; fluctuations in the amount, timing, pages and weight, and kinds of advertising pieces from period to period, due to a change in the Company's customers' promotional needs, inventories and other factors; the Company's failure to attract and retain qualified personnel may affect its business and results of operations; a rise in interest rates could increase the Company's borrowing costs; the outcome of ADVO's pending shareholder lawsuits; possible governmental regulation or litigation affecting aspects of the Company's business; and general economic conditions, whether nationally or in the market areas in which the Company conducts its business, may be less favorable than expected. These and other risks and uncertainties related to the Company's business are described in greater detail in its filings with the United States Securities and Exchange Commission, including the Company's reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE  Valassis
    -0-                             12/18/2007

/CONTACT: Michell Zarem, Investor Relations, +1-734-432-2727, zaremm@valassis.com, or Mary Broaddus, Corporate Communications,
+1-734-591-7375, broaddusm@valassis.com, both of Valassis/ /First Call Analyst:
/ /FCMN Contact: zaremm@valassis.com / /Web site: http://www.valassis.com /
(VCI)

CO:  Valassis
ST:  Michigan
IN:  ADV PUB
SU:  ERP